Exhibit 10.2

AMENDMENT ONE TO

EMPLOYMENT AGREEMENT

This Amendment Number One (the “Amendment”) to the Employment Agreement dated April 8, 2014 (the “Agreement”) is made and entered into this 15th day of October, 2015 by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Brian Adams (“Executive”), to be effective immediately.

BACKGROUND

WHEREAS, the Company currently employs Executive under the terms of the Agreement;

WHEREAS, the Company desires to amend the terms upon which it has engaged Executive in accordance with the terms of the Agreement and this Amendment; and

WHEREAS, Executive is willing to serve as such in accordance with the terms and conditions of the Agreement and this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 8(a)(i) of the Agreement shall be amended by deleting said section in its entirety and replacing it with this following:

(a) Definition. For the purposes of this Agreement, a “Change in Control” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) of beneficial ownership of any capital stock of the Company if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the individual, entity or group exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition, or (D) any acquisition by Baupost Group Securities, L.L.C. or any of its affiliates (“Baupost”), unless after giving effect to such acquisition Baupost owns more than 49% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities (in each case, measured on a fully-diluted basis taking into account the full conversion of any securities convertible into common stock and, for the avoidance of doubt, not in accordance with Rule 13d-3 promulgated under the Act), or unless such acquisition is in conjunction with an acquisition by a third party not deemed to be an affiliate of Baupost which when considered with Baupost, would constitute a group under Section 13 under the Act ; or

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Executive:

/s/ Brian R. Adams
Brian R. Adams

KERYX BIOPHARMACEUTICALS, INC.

/s/ Gregory P. Madison
Gregory P. Madison
CEO